Exhibit 10.42

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT, dated as of February 27, 2009, and effective as of December 31, 2008 (this “Amendment”) to the Credit Agreement dated as of August 20, 2007 (as amended by the First Amendment to Credit Agreement, dated as of February 25, 2008, the “Credit Agreement”) by and among VEECO INSTRUMENTS INC., a Delaware corporation (the “Company”), the Lenders party thereto and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

WHEREAS, the Company has requested that the Lenders amend certain provisions of the Credit Agreement, and the Lenders have agreed to amend such provisions of the Credit Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1.             Amendments.

a.             The first sentence of the definition of Consolidated EBITDA in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Consolidated EBITDA” shall mean, for any Person for any period, the Consolidated Net Income (Net Loss) of such Person and its Subsidiaries for such period before provision for federal and state income taxes, minus the sum of (x) Consolidated Interest Income and (y) all extraordinary gains, plus the sum, without duplication, of (a) one-time non-cash charges related to (i) write-downs of intangible assets (including the value of in-process research and development related to a Permitted Acquisition) and (ii) to the extent included in Consolidated Net Income before provision for federal and state income taxes, write-downs of, or reserves for, deferred tax assets, (b) Consolidated Interest Expense, (c) depreciation and amortization expenses, (d) any non-cash equity-based compensation charges or expenses and any non-cash non-recurring charges incurred in connection with changes to Statements of Financial Accounting Standards and (e) those non-recurring charges to be recorded in the fiscal year ending December 31, 2009 relating to severance and retention, asset-impairment and lease commitments forecast (to the extent that such charges do not exceed $5,000,000 for the fiscal quarter ending March 31, 2009, $9,000,000 for the two fiscal quarters ending June 30, 2009, $9,750,000 for the three fiscal quarters ending September 30, 2009 or $10,000,000 for the fiscal year ending December 31, 2009), all determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

b.             The definition of the term “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by amending and restating the first paragraph thereof to provide as follows:

“Applicable Rate” shall mean (a) on the Closing Date through and including February 28, 2009, (i) with respect to each Eurocurrency Loan, the percentage set forth below under the heading “Eurocurrency Margin” opposite the applicable ratio of Consolidated Senior Funded Debt to Consolidated EBITA (the “Applicable Ratio”), (ii) with respect to each Prime Rate Loan, the percentage set forth below under the heading “Prime Rate Margin” opposite the Applicable Ratio and (iii) with respect to the Unused Fee payable pursuant to Section 3.04(a) of this Agreement, the percentage set forth below under the heading “Unused Fee Rate” opposite the Applicable Ratio and (b) on March 2, 2009 and at all times thereafter, (i) 3.50%, with respect to each Eurocurrency Loan, (ii) 2.00%, with respect to each Prime Rate Loan and (iii) 0.50%, with respect to the Unused Fee payable pursuant to Section 3.04(a) of this Agreement:”

c.             The following definitions in Section 1.01 of the Credit Agreement are each hereby amended and restated in their entirety to provide as follows:

“Consolidated Quick Ratio” shall mean, on the date of determination, the ratio of (a) Consolidated Quick Assets to (b) the sum, without duplication, of (i) Consolidated Current Liabilities, and (ii) Aggregate Outstandings: provided that, for purposes of calculating the Consolidated Quick Ratio, accounts receivable of the Company and its Subsidiaries on a consolidated basis shall be excluded from Consolidated Quick Assets to the extent such accounts receivable exceed 50% of Consolidated Quick Assets.

“Revolving Credit Commitment” shall mean, with respect to each Lender at any time, the obligation of such Lender to make Revolving Credit Loans to the Company and to acquire participations in Letters of Credit in an aggregate amount not to exceed (i) with respect to a Lender party to this Agreement as of the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(c) attached hereto or, (ii) with respect to an Additional Lender, in an aggregate amount not to exceed the amount set forth in the Assignment and Acceptance Agreement pursuant to which such Additional Lender became a Lender, in each case, as such amounts may be reduced or increased in accordance with any Assignment and Acceptance Agreement executed by such Additional Lender.

“Total Commitment” shall mean, at any time, the aggregate of the Revolving Credit Commitments in effect at such time which shall be $100,000,000, on the Closing Date and through and including February 28, 2009 and $30,000,000, on March 2, 2009 and at all times thereafter.

d.             The following new definitions are hereby added to Section 1.01 of the Credit Agreement in their appropriate alphabetical order:

“Consolidated Cash” shall mean the aggregate value of any cash and cash equivalents of the Company and its Subsidiaries maintained at, or held by, any financial institution whether located in the United States of America or otherwise.

 “Consolidated Domestic Cash” shall mean the aggregate Dollar value of any cash and cash equivalents of the Company and its Domestic Subsidiaries maintained at, or held by, any financial institution located in the United States of America.

“Compliance Period” shall mean such fiscal quarter or quarters that EBITDA for the immediately two preceding fiscal quarters of the Company, was greater than or equal to $20,000,000, as determined based upon the financial statements delivered in accordance with Section 6.03 hereof.

e.             The first sentence of Section 3.02 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“The proceeds of the Revolving Credit Loans shall be used (a) to refinance the Existing Indebtedness, (b) to finance Permitted Acquisitions, subject to Section 7.06(d) hereof, (c) for general working capital and other corporate purposes and (d) at any time during a Compliance Period, to finance repurchases by the Company of the Subordinated Notes.”

f.              Section 6.03 of the Credit Agreement is hereby amended to (i) re-letter clause “(i)” thereof to read as clause “(j)” and (ii) to insert a new clause “(i)” immediately following “(h)” thereof as follows:

“(i)  within fifteen (15) days after the end of each fiscal month of the Company, at the end of which there were any Loans outstanding hereunder, and simultaneously with the Company’s request for a Loan or the issuance, amendment, renewal or extension of any Letter of Credit hereunder, a certificate prepared and signed by the Chief Financial Officer indicating the Consolidated Quick Ratio as of the end of the most recently ended fiscal month and the calculation thereof;”

g.             Section 7.06(d) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“(d) Permitted Acquisitions by the Company and any of its Subsidiaries, provided that Permitted Acquisitions shall require the prior written consent of the Required Lenders at all times other than during a Compliance Period;”

h.             Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

(a)           Consolidated Senior Funded Debt to Consolidated EBITA. Permit the ratio of Consolidated Senior Funded Debt to Consolidated EBITA to be greater than 3.00:1.00, commencing with the fiscal quarter ending March 31, 2010, provided that notwithstanding anything to the contrary in the definition thereof, Consolidated EBITA shall be determined on an “annualized” basis for (i) the fiscal quarter ending March 31, 2010, by multiplying actual Consolidated EBITA for the fiscal quarter then ending by a multiple of four, (ii) the fiscal quarter ending June 30, 2010, by multiplying actual Consolidated EBITA for the two fiscal quarters then ending by a multiple of two, and (iii) the fiscal quarter ending September 30, 2010, by multiplying actual Consolidated EBITA for three fiscal quarters then ending by a multiple of one and one-third.

(b)           Consolidated Quick Ratio. Permit the Consolidated Quick Ratio to be less than 1.20:1.00.

(c)           Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25:1.00, commencing with the fiscal quarter ending March 31, 2010, provided that, notwithstanding anything to the contrary in the definition thereof, all components of the Consolidated Fixed Charge Coverage Ratio shall be determined on an “annualized” basis for (i) the fiscal quarter ending March 31, 2010, by multiplying the actual amount of each such component for the fiscal quarter then ending by a multiple of four, (ii) the fiscal quarter ending June 30, 2010, by multiplying the actual amount of each such component for the two fiscal quarters then ending by a multiple of two, and (iii) the fiscal quarter ending September 30, 2010, by multiplying the actual amount of each such component for three fiscal quarters then by a multiple of one and one-third.

(d)           Pre-tax Loss. Permit a pre-tax loss greater than $5,000,000, on an aggregate basis, to exist during any two consecutive fiscal quarters of the Company, commencing with the two fiscal quarters ending June 30, 2010, provided that non-cash interest expense related to the Subordinated Notes shall be excluded for purposes of calculating pre-tax loss under this paragraph.

(e)           Consolidated EBITA. Permit Consolidated EBITA to exceed (i) ($8,851,000), for the fiscal quarter ending March 31, 2009, (ii) ($11,746,000), on a cumulative basis for the two fiscal quarters ending June 30, 2009, (iii) ($10,901,000), on a cumulative basis for the three fiscal quarters ending September 30, 2009 or (iv) ($8,141,000), for the fiscal year ending December 31, 2009.

(f)            Consolidated Domestic Cash. Permit Consolidated Domestic Cash to be less than $30,000,000, at any time.

(g)           Consolidated Cash. At all times other than during a Compliance Period, permit Consolidated Cash to be less than the Dollar Equivalent Amount of $62,500,000.

Compliance with all of the financial covenants in this Section 7.13 may be determined by reference to the consolidated financial statements of the Company delivered to the Administrative Agent in accordance with Section 6.03 hereof. All financial covenants will be applicable at all times and tested quarterly, as of the last day of each fiscal quarter.”

i.              Section 7.15 of the Credit Agreement is hereby amended to add the following text immediately preceding the period at the end thereof:

“and (c) withhold-to-cover transactions to facilitate the payments by employees of legally-required tax withholding due upon the vesting of restricted stock,  provided that the actions described in clauses (a) and (b) hereof shall require the prior written consent of the Required Lenders at all times other than during a Compliance Period.”

j.              A new Section 9.10 is hereby added to the Credit Agreement immediately following Section 9.09 thereof as follows:

“SECTION 9.10. APPOINTMENT AS SECURITY TRUSTEE. The Lenders, for purposes of one or more Foreign Pledge Agreements, have appointed the Administrative Agent as a security trustee (the “Security Trustee”) pursuant to Article 2328-1 of the French Civil Code.”

k.             Schedule 4.11 to the Credit Agreement is hereby amended and replaced with Schedule 4.11 attached hereto. Schedule 1.01(c) attached hereto is hereby added as Schedule 1.01(c) to the Credit Agreement.

2.                                      Conditions to Effectiveness.

This Amendment shall become effective upon receipt by the Administrative Agent of: (a) this Amendment, duly executed by the Company and the Guarantors, (b) amended and restated Revolving Credit Notes, in the form attached hereto as Exhibit A, duly executed by the Company in favor of each Lender, (c) executed consents from the Lenders authorizing the Administrative Agent to execute this Amendment on behalf of the Lenders (the “Consent”), and (d) an amendment fee for each Lender providing its Consent to the Administrative Agent on or before the time that the Administrative Agent shall sign this Amendment on behalf of the Required Lenders, in an amount equal to twenty five (25) basis points of such Lender’s Revolving Credit Commitment (after giving effect to this Amendment).

3.             Miscellaneous.

The Lenders acknowledge that the Company may request that the credit facility provided under the Credit Agreement be amended to be an “asset-based” facility. In the event that the Company shall request such amendment, the Lenders shall agree to discuss such amendment and may, at such time, agree to amend and/or restate the Credit Agreement to provide for such change, all on such terms and conditions as the Lenders shall approve at such time, including, without limitation revisions to the covenants set forth in the Agreement, all based upon such factors and considerations as the Lenders may determine are necessary, provided that this acknowledgement shall not be deemed to be constitute and a commitment or binding agreement of the Administrative Agent or any Lender to approve and enter into such amendment nor for the Administrative Agent or any Lender to remain the Administrative Agent or a Lender, as the case may be, under any such amended facility nor shall this provision create any legally binding and/or enforceable rights or obligations of the Administrative Agent and the Lenders with respect thereto.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with the original terms thereof.

The amendments set forth above are limited specifically to the matters set forth above and for the specific instances and purposes given and do not constitute directly or by implication a waiver or amendment of any other provision of the Credit Agreement or a waiver of any Default or Event of Default, whether now existing or hereafter arising, which may occur or may have occurred.

The Company hereby represents and warrants that (a) after giving effect to this Amendment, the representations and warranties made by the Company and each of its Subsidiaries pursuant to the Credit Agreement and the other Loan Documents to which each is a party are true and correct in all material respects as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date, unless any such representation or warranty is as of a specific date, in which case, as of such date, and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

The Company hereby further represents and warrants that the execution, delivery and performance by the Company of this Amendment and the Credit Agreement (as amended by this Amendment), (a) have been duly authorized by all requisite corporate action, (b) will not violate or require any consent (other than consents as have been made or obtained and which are in full force and effect) under (i) any provision of law applicable to the Company, any applicable rule or regulation of any Governmental Authority, or the Certificate of Incorporation or By-laws of the Company, (ii) any order of any court or other Governmental Authority binding on the Company or (iii) any agreement or instrument binding on the Company. Each of this Amendment and the Credit Agreement (as amended hereby), constitutes a legal, valid and binding obligation of the Company.

This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Amendment. This Amendment shall become effective when duly executed counterparts hereof which, when taken together, bear the signatures of each of the parties hereto shall have been delivered to the Administrative Agent.

This Amendment shall constitute a Loan Document.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the Company and the Administrative Agent, as authorized on behalf of the Required Lenders, have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

VEECO INSTRUMENTS INC.		HSBC BANK USA, NATIONAL ASSOCIATION, as
Administrative Agent

By:	/s/ John F. Rein, Jr.	By:	/s/ Christopher Mendelsohn
Name:	John F. Rein, Jr.	Name:	Christopher Mendelsohn
Title:	Executive Vice President and Chief Financial Officer	Title:	Senior Vice President

The undersigned, not parties to the Credit Agreement but as Guarantors under the Guaranty dated as of the Closing Date executed in favor of the Lenders, each hereby (a) accept and agree to the terms of the foregoing Amendment; (b) acknowledge and confirm that all terms and provisions contained in the Guaranty are, and shall remain, in full force and effect in accordance with their respective terms; (c) reaffirm and ratify all of the representations and covenants contained in the Guaranty; and (d) represent, warrant and confirm the non-existence of any offsets, defenses and counterclaims to its obligations under the Guaranty.

VEECO COMPOUND SEMICONDUCTOR INC.
VEECO METROLOGY INC.
VEECO PROCESS EQUIPMENT INC.

By:	/s/ John F. Rein, Jr.
Name:	John F. Rein, Jr.
Title:	Vice President of each of the foregoing corporations